Exhibit 99.1

              Brooke Corporation Announces First Quarter Earnings

    OVERLAND PARK, Kan., April 28 /PRNewswire-FirstCall/ -- Brooke Corporation (Amex: BXX) -- Robert D. Orr, Chairman and CEO of Brooke Corporation, announced that company earnings for the three months ending March 31, 2004, were $2,238,000 or $.44 per diluted share, on revenues of $22,304,000 as compared with earnings of $1,591,000 or $.30 per diluted share, on revenues of $15,675,000 for the same period a year ago. This represents a 40.7% increase in quarterly earnings and a 42.3% increase in quarterly revenues.

    In making the announcement, Mr. Orr stated, "A significant portion of first quarter earnings resulted from profit sharing commissions paid to us by insurance companies for a share of the underwriting profits on policies written by our franchisees." Orr reminded investors that profit sharing commissions are generally received in the first quarter and, as a result, second quarter earnings are typically less than first quarter earnings.

    Mr. Orr noted that earnings for the twelve-month period ending March 31, 2004, were $4,807,000 resulting in trailing earnings per share of approximately $.86 based on the number of diluted outstanding shares on March 31, 2004.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance, financial and related services through a network of more than 250 franchise locations and has originated nearly $120,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



                              Brooke Corporation
                        Condensed Statements of Income
                                 (unaudited)
                                               Three Months    Three Months
                                                  Ended            Ended
                                              March 31, 2004  March 31, 2003
    Operating Income                             $22,303,781     $15,675,091
    Operating Expenses                            18,543,015      13,168,567
    Income from Operations                         3,760,766       2,506,524
    Other Expenses                                   475,515          95,510
    Income Before Income Taxes                     3,285,251       2,411,014
    Income Tax Expense                             1,047,097         819,745
    Net Income                                    $2,238,154      $1,591,269
    Net Income per Share:
          Basic                                          .47             .34
          Diluted                                        .44             .30



SOURCE  Brooke Corporation
    -0-                             04/28/2004
    /CONTACT: Meg Wilson, Corporate Communication Coordinator of Brooke Corporation, wilsm@brookecorp.com , +1-785-543-3199, Ext 161/
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  ERN ERP